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                          EXHIBIT INDEX


Exhibit No.              Description                 Page
-----------  ------------------------------------    --------------

D-1(d)       Petition of NEP to the New Hampshire    Filed herewith
             Public Utilities Commission

D-2(d)       Order of the New Hampshire Public  Filed herewith
             Utilities Commission with respect
             to NEP

F-1          Opinion of Counsel                 Filed herewith